FOR IMMEDIATE RELEASE


EMERGING VISION, INC.'S BOARD OF DIRECTORS ANNOUNCES INTENTION NOT TO EFFECT REVERSE STOCK SPLIT

     EAST MEADOW, N.Y. - (BUSINESS WIRE) - August 23, 2001 - Emerging Vision, Inc. (NASDAQ: ISEE) today announced that it has notified The Nasdaq Stock Market, Inc. ("Nasdaq") of its Board of Directors' decision not to continue with its previously announced plan to effect a reverse stock split of its outstanding shares of Common Stock. The Board's decision is part of an effort to provide the Company's newly appointed management team the opportunity to attempt to improve the Company's operations and thereby attempt to maximize shareholder value, without the perceived detriments of a reverse stock split. However, the Company will not amend its Proxy Statement, which seeks shareholder approval at its Annual Shareholders Meeting to be held on September 12, 2001, authorizing its Board of Directors to effect a reverse stock split.


     In response to this decision, the Company anticipates that Nasdaq will delist its Common Stock from the Nasdaq National Market System ("Nasdaq-NMS"), pursuant to Marketplace Rule No. 4310(c)(8)(B), due to its failure to comply with the minimum bid price ($1.00) requirement for the continued listing of its shares of Common Stock on the Nasdaq-NMS, all as set forth in Nasdaq's Marketplace Rule No. 4450(a)(5). As a result, the Company's Common Stock will subsequently be traded on the OTC Bulletin Board under the symbol ISEE.OB.

About Emerging Vision

     Emerging Vision, Inc. operates one of the largest chains of retail optical stores and the second largest franchised optical chain in the United States, with approximately 225 franchised and Company-owned stores located in 26 states, Canada and the U.S. Virgin Islands, principally operating under the names "Sterling Optical" and "Site for Sore Eyes."


     All statements contained herein (other than historical facts) are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. Generally, the words "anticipate," "believe," "possible", "estimate" and "expects" and similar expressions as they relate to the Company and/or its management are intended to identify forward looking statements.


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Contact:

Emerging Vision, Inc.
George D. Papadopoulos
516-390-2138
george.papadopoulos@sterlingoptical.com